Exhibit 3.1

plymouth INDUSTRIAL REIT, INC.

AMENDMENT TO AMENDED AND RESTATED BYLAWS

(Adopted as of July 23, 2014)

This Amendment (this "Amendment"), to the Amended and Restated Bylaws (the "Bylaws"), of Plymouth Industrial REIT, Inc., a Maryland corporation (the "Company"), adopted as of July 23, 2014, hereby amends the Bylaws, as follows:

I.    Section 2.03(a) of the Bylaws is hereby deleted and replaced in its entirety with the following:

"(a) may be called by (i) the president, (ii) the chief executive officer, (iii) a majority of the Board, or (iv) a majority of the Independent Directors, as defined in the Corporation's Articles of Incorporation (as amended from time to time, the "Articles"), and such meeting shall be held not less than 10 days nor more than 60 days of the delivery of notice of such meeting, which notice shall be deemed to have been given as of the date that the Corporation files the definitive proxy statement with respect to such meeting with the Securities and Exchange Commission;"

II.    The Bylaws, as modified by this Amendment, constitute the entire Bylaws of the Company. To the extent that any provision herein shall directly conflict with any provision of the Bylaws, such provision contained herein shall control. Any provisions of the Bylaws that do not directly conflict with the provisions herein shall be ratified and confirmed in all respects, shall continue to be of full force and effect and shall bind each of the parties hereto.

The undersigned certifies that this Amendment has been adopted by the Board of Directors of the Company pursuant to and in accordance with the terms of the Bylaws effective as of the date first set forth above.

PLYMOUTH INDUSTRIAL REIT, INC.

By:	/s/ Jeffrey E. Witherell
Name:	Jeffrey E. Witherell
Title:	Chairman and Chief Executive Officer